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Exhibit 99(a)(1)(D)

        OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

OF

THE WISER OIL COMPANY
AT
$10.60 NET PER SHARE
BY

TWOCO ACQUISITION CORP.
A WHOLLY OWNED SUBSIDIARY OF

FOREST OIL CORPORATION

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 25, 2004, UNLESS THE OFFER IS EXTENDED.

May 28, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        TWOCO Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Forest Oil Corporation, a New York corporation ("Parent"), has offered to purchase all the shares of common stock, par value $0.01 per share ("Shares"), of The Wiser Oil Company, a Delaware corporation (the "Company"), that are issued and outstanding for $10.60 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated May 28, 2004 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT CONSTITUTES A MAJORITY OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS BUT EXCLUDING THE COMPANY WARRANTS (AS DEFINED IN THE OFFER TO PURCHASE)) OF ALL SECURITIES OF THE COMPANY ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER, (2) SINCE DECEMBER 31, 2003, THERE HAVING BEEN NO EVENT, OCCURRENCE, DEVELOPMENT OR STATE OF CIRCUMSTANCES OR FACTS WHICH, INDIVIDUALLY OR IN THE AGGREGATE, HAD OR WOULD REASONABLY BE EXPECTED TO HAVE A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE OFFER TO PURCHASE), (3) ANY APPLICABLE WAITING PERIOD UNDER THE COMPETITION ACT (CANADA) (THE "COMPETITION ACT") HAVING EXPIRED, AN ADVANCE RULING CERTIFICATE PURSUANT TO SECTION 102 OF THE COMPETITION ACT HAVING BEEN ISSUED BY THE COMMISSIONER OF COMPETITION APPOINTED UNDER THE COMPETITION ACT (THE "COMMISSIONER") OR A "NO ACTION" LETTER HAVING BEEN ISSUED BY THE COMMISSIONER INDICATING THAT THE COMMISSIONER WILL NOT MAKE AN APPLICATION FOR AN ORDER UNDER SECTION 92 OF THE COMPETITION ACT, AND (4) THE INVESTMENT REVIEW DIVISION OF INDUSTRY CANADA SHALL HAVE CONFIRMED THAT THE INVESTMENT BY PARENT IN THE COMPANY'S CANADIAN BUSINESS IS NOT REVIEWABLE UNDER THE INVESTMENT CANADA ACT OR THE INVESTMENT HAS BEEN APPROVED BY THE INVESTMENT REVIEW DIVISION OF INDUSTRY CANADA. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "SECTION 1—TERMS OF THE OFFER;

EXPIRATION DATE" AND "SECTION 14—CONDITIONS OF THE OFFER," WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Offer to Purchase, dated May 28, 2004;

  2.
  Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Mellon Investor Services LLC (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

  4.
  A letter to stockholders of the Company from George K. Hickox, Jr., Chairman and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

  5.
  A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  6.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7.
  Return envelope addressed to the Depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 25, 2004, UNLESS THE OFFER IS EXTENDED.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other required documents.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in "Section 3—Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to either the Information Agent or the Depositary at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

        Additional copies of the enclosed material may be obtained from either the Information Agent or the Depositary, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

Very truly yours,
TWOCO ACQUISITION CORP.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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Exhibit 99(a)(1)(D)